CAMBER ENERGY, INC. 8-K

Exhibit 10.3

FIDES ENERGY LLC

VIA EMAIL: bschleizer@blackbriaradvisors.com

May 25, 2018

Mr. Bob Schleizer

Camber Energy, Inc.

4040 Broadway

Suite 425

San Antonio, Texas 78209

Re:

Terms of Engagement – Camber Energy, Inc.

Dear Mr. Schleizer:

This letter agreement (the “Agreement”) confirms the terms under which Camber Energy Inc., (the “Company”) has engaged Fides Energy LLC (“Fides”) to provide the Company with the services described below. This Agreement amends, replaces and supersedes that prior letter agreement between the Company and Fides dated December 1, 2017 for all purposes.

Scope Of Services

Louis G. Schott, through Fides, will be retained as Interim Chief Executive Officer (“CEO”) of the Company to serve at the request of the Board of Directors of the Company.

In this role, Schott will report to the Board of Directors of the Company. As part of executing his duties, Mr. Schott will perform services typical of a CEO of a publicly traded company such as the Company and such other services as are reasonably requested from time to time by the Board of Directors of the Company.

Timing and Fees

The Agreement is effective as of May 25, 2018, and shall continue thereafter from month-to-month until terminated as provided below.

The Services herein shall be provided for a monthly fee of $25,000. Mr. Schott shall also be eligible for bonus compensation commensurate with his position and services as a member of the Management Team in line with the other members of the Company’s Management Team. The Company will also be responsible for the reimbursement of reasonable customary and necessary expenses including insurance, office, travel and related costs subject to the terms of the Company’s reimbursement policies in place from time-to-time.

Invoices for the Services will be billed in advance monthly amounts on the 1st day of each month and will be payable upon receipt of the invoice. It is understood that either party to this contract may terminate the contract upon ninety (90) days’ written notice to the other party and this Agreement shall terminate automatically upon the death of Mr. Schott. Notwithstanding the above, the Board of Directors of the Company may remove Mr. Schott as CEO of the Company at any time, for any reason, provided that the Company shall be required to continue to pay Fides the consideration due hereunder for ninety (90) days after such termination as CEO.

CONFIDENTIALITY

During the course of Fides and Mr. Schott’s (collectively “Schott’s”) employment, Schott will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Schott and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Schott for the Company, including its subsidiaries, affiliates and predecessors, during the term of Schott’s employment with the Company and prior thereto. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Schott prior to its disclosure to Schott by the Company, its subsidiaries, affiliates or predecessors, or owned thereby, which shall be included in Confidential/Trade Secret Information, (b) is or becomes generally available to the public by lawful acts other than those of Schott after receiving it, or (c) has been received lawfully and in good faith by Schott from a third party who is not and has never been an employee of Schott or of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

Schott agrees that its use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public: Schott agrees that it will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Schott’s job duties to the Company under this Agreement or as may be required by judicial or administrative process or by other requirements of law; and Schott agrees that it will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to its duties under this Agreement. Schott further agrees, that upon request, that it shall surrender to the Company all documents and materials in its possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of its employment with the Company, and that he/it shall not thereafter retain any copies of any such materials.

CONFLICT OF INTEREST

During Schott’s employment with the Company, Schott must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or Schott has any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Board of the Company for consideration and approval or non-approval, which approval or non-approval Schott agrees shall be binding on Schott.

LIABILITY AND INDEMNIFICATION

Subject to applicable law, in no event, unless it has been finally determined by a court having competent jurisdiction, that Schott was grossly negligent or acted with willful misconduct or fraudulently, shall Schott be liable to the Company or any of the Company’s officers, directors, shareholders, employees, agents, representatives, or any third party, whether pursuant to a claim in tort, contract or otherwise. In no event shall Schott be liable for any special, consequential, indirect, exemplary, punitive, lost profits or similar damages arising from the engagement or the Services. Subject to applicable law, the Company shall indemnify, defend and hold Schott and its contract affiliates, harmless on a current basis as incurred, from and against any and all liabilities, losses, demands, penalties, actions, suits, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses), to which any of the foregoing may be subject to or incur arising out of, or in connection with the performance of Services or otherwise incident to the engagement herein contemplated except to the extent that it is finally determined by a court of competent jurisdiction that such damages arise directly out of Schott’s own gross negligence or willful misconduct. The Company’s obligations under this paragraph shall survive the termination of the engagement herein contemplated.

Either party may immediately terminate this engagement upon written notice to the other party as per the terms above provided however, Schott shall be entitled to payment for Services provided and Expenses incurred through the effective date of such termination in accordance with this Agreement.

ENTIRE AGREEMENT

This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Schott, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Schott’s employment, express or implied, other than to the extent expressly provided for herein.

AMENDMENT

No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Scott and a duly authorized Company officer. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

GENERAL TERMS

This Agreement and the relationship established hereby shall be governed by the laws of the State of Texas (without regard to its conflict of laws provisions) and any dispute or claim arising out of or relative thereto shall be heard by the state courts located in Bexar County or federal courts located in Bexar County, Texas. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

Very truly yours,

FIDES ENERGY LLC

Louis G. Schott

Member and Manager

Agreed to and accepted by:

Camber Energy, Inc.

/s/ Bob Schleizer
By: Bob Schleizer

Its: Chief Financial Officer	Date:	May 25, 2018